Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: July 27, 2022
Contact: Chris Thomas
515.412.2739
clthomas@fhlbdm.com

FHLB Des Moines Announces Second Quarter 2022 Financial Results

The Federal Home Loan Bank of Des Moines (the Bank) announced today unaudited financial results and declared a dividend for the second quarter of 2022. The Board of Directors approved a second quarter 2022 dividend at an annualized rate of 6.75 percent on activity-based stock, an increase of 0.50 percent from the prior quarter, and 3.00 percent on membership stock, unchanged from the prior quarter. Dividend payments totaling $51 million are expected to be paid on August 10, 2022.

The increased dividend rate on activity-based stock is a result of changes in interest rates and business activity and reflects the Bank’s philosophy to pay a consistent dividend equal to or greater than the current market rate for a highly-rated investment, and at a rate that is sustainable under current and projected earnings to maintain an appropriate level of capital and retained earnings. Future dividends are at the discretion of the Bank’s Board of Directors and may be impacted by economic and market conditions.

Second Quarter 2022 Financial Highlights

•Net income totaled $99 million, an increase of $52 million from the same period last year.
•Net interest income totaled $125 million, an increase of $34 million from the same period last year.
•Other income (loss) totaled $25 million, an increase of $26 million from the same period last year.
•Assets totaled $94.0 billion, an increase of $8.1 billion from December 31, 2021.
•Advances totaled $52.7 billion, an increase of $8.6 billion from December 31, 2021, and were outstanding to 565 members, housing associates, and former members.
•Mortgage loans totaled $7.9 billion, and the Bank purchased $517 million of loans from 151 members during the second quarter.
•The Bank accrued $11 million during the quarter for use in its Affordable Housing Program.

Financial Results Discussion
Net Income - For the three and six months ended June 30, 2022, the Bank recorded net income of $99 million and $153 million compared to $47 million and $113 million for the same periods in 2021. The increase in net income for both periods was driven by an increase in net interest income and other income.
Net Interest Income - For the three and six months ended June 30, 2022, the Bank recorded net interest income of $125 million and $224 million, an increase of $34 million and $23 million when compared to the same periods in 2021. The increase for both periods was due primarily to higher interest rates and lower funding costs, offset in part by a decrease in advance prepayment fee income of $10 million and $21 million.
Other Income (Loss) - For both the three and six months ended June 30, 2022, the Bank recorded other income of $25 million, an increase of $26 million and $24 million when compared to the same periods in 2021. The increase for both periods was due primarily to net combined gains of $24 million and $21 million on the Bank’s trading securities, fair value option instruments, and economic derivatives for the three and six months ended June 30, 2022 compared to net losses of $10 million and $15 million for the same periods in 2021. These changes in fair value were primarily driven by market volatility and the impact it had on interest rates, as well as credit spreads on the Bank’s fixed rate trading securities.

Assets - The Bank’s total assets increased to $94.0 billion at June 30, 2022, from $85.9 billion at December 31, 2021, driven primarily by an increase in advances. Advances increased $8.6 billion due mainly to an increase in borrowings by large depository members and insurance company members. This increase was partially offset by a $0.7 billion decline in investments driven by decreased money market investments and the maturity and/or paydown of long-term securities.
Capital - Total capital increased to $6.3 billion at June 30, 2022 from $5.8 billion at December 31, 2021, primarily due to an increase in activity-based capital stock resulting from an increase in advance balances.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)
Statements of Condition (dollars in millions)	June 30, 2022	December 31, 2021
Cash and due from banks	$50	$295
Investments	32,753	33,442
Advances	52,731	44,111
Mortgage loans held for portfolio, net	7,940	7,578
Total assets	93,968	85,852
Consolidated obligations	85,315	77,553
Mandatorily redeemable capital stock	17	29
Total liabilities	87,663	80,014
Capital stock - Class B putable	3,876	3,364
Retained earnings	2,458	2,390
Accumulated other comprehensive income (loss)	(29)	84
Total capital	6,305	5,838
Total regulatory capital[1]	6,351	5,783
Regulatory capital ratio	6.76%	6.74%

1    Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
Operating Results (dollars in millions)	2022	2021	2022	2021
Net interest income	$125	$91	$224	$201
Provision (reversal) for credit losses on mortgage loans	1	1	3	—
Other income (loss):
Net gains (losses) on trading securities	(23)	(2)	(64)	(24)
Net gains (losses) on financial instruments held under fair value option	77	—	99	—
Net gains (losses) on derivatives	(30)	(8)	(14)	9
Standby letter of credit fees	3	2	5	5
Other, net	(2)	7	(1)	11
Total other income (loss)	25	(1)	25	1
Total other expense	39	36	76	76
Net income before assessments	110	53	170	126
Affordable Housing Program assessments	11	6	17	13
Net income	$99	$47	$153	$113
Performance Ratios
Net interest spread	0.47%	0.36%	0.45%	0.41%
Net interest margin	0.54	0.41	0.50	0.46
Return on average equity (annualized)	6.43	3.14	5.11	3.85
Return on average capital stock (annualized)	10.44	5.32	8.45	6.55
Return on average assets (annualized)	0.42	0.21	0.34	0.25

The financial results reported in this earnings release for the second quarter of 2022 are preliminary until the Bank announces unaudited financial results in its Second Quarter 2022 Form 10-Q filed with the Securities and Exchange Commission, expected to be available at www.fhlbdm.com and www.sec.gov on or before August 15, 2022.

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The Bank is wholly owned by nearly 1,300 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.